Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Viking Therapeutics, Inc. on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 8, 2016, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2016 and 2015 and for the years then  ended appearing in the Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Irvine, California

February 14, 2017